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EMS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTACTS: Jennifer Grigas EMS Media Relations 770.595.2448(t) grigas.j@ems-t.com	Denise DesChenes / Robin Weinberg Sard Verbinnen & Co 212.687.8080 ems@sardverb.com

EMS TECHNOLOGIES SENDS LETTER TO SHAREHOLDERS

Urges Shareholders to Support Company’s Highly-Experienced Directors

Vote the WHITE Proxy Card Today

ATLANTA — April 1, 2011 — EMS Technologies, Inc. (NASDAQ: ELMG) (“EMS”) today filed with the Securities and Exchange Commission and will mail to its shareholders the below letter in conjunction with its 2011 Annual Meeting of Shareholders scheduled for May 12, 2011. The letter highlights the commitment of EMS and its Board of Directors to building shareholder value, discusses EMS’s recent successes and additional opportunities for growth resulting from its new strategy, highlights the strengths of EMS’s highly-experienced director nominees, and urges shareholders to vote against MMI’s short-term agenda and Board nominees.

The full text of the letter follows:

April 1, 2011

Dear Fellow Shareholder:

YOUR VOTE IS IMPORTANT; PROTECT YOUR INVESTMENT IN EMS;
PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY!

The EMS Technologies 2011 Annual Meeting of Shareholders is coming up fast and is now scheduled for Thursday, May 12, 2011. You have an important opportunity to protect your interests and help shape the future of your Company. Please sign, date and return the enclosed WHITE proxy card today!

URGENT: THROW AWAY ANY GOLD CARDS YOU MAY RECEIVE

You probably have seen public letters about EMS from MMI Investments, or its affiliate, Millbrook Capital Management (collectively, “MMI”). MMI is a hedge fund and minority shareholder in EMS. MMI wants EMS to sell itself or its businesses. This would give MMI a quick return on its recent investment, but it would also force the much larger majority of shareholders to give up the benefit of substantial potential future profits and returns offered by EMS’s growing businesses.

Since it first took a position in EMS, MMI has clearly indicated its short-term focus and its lack of understanding or interest in the Company’s longer-term strategy. MMI became a shareholder in March 2010. Within only a few months, MMI began to send agitating letters, even though our results confirmed that our turnaround was well underway.

To accomplish their objective of selling or breaking up the Company, this hedge fund has nominated four people to our 10 person Board of Directors at our upcoming Annual Meeting. MMI is trying to convince our shareholders that EMS directors and management have not acted in your best interests, even though EMS generated record Adjusted EBITDA of $40 million in 2010 — making it the most profitable year in the Company’s history — and EMS’s stock price growth outpaced the market and company peers. We strongly oppose allowing MMI — with its narrow, uninformed and short-term focus — to have such a meaningful say in your Company.

GETTING THE FACTS STRAIGHT: EMS BOARD NOMINEES
HAVE INVALUABLE EXPERIENCE ACROSS ALL EMS MARKETS

Our Board has real business, financial and industry experience that also includes significant private sector experience and highly relevant government service and academic experience. MMI’s criticisms of our board and our governance are flat out wrong.

Let the facts speak for themselves:

•	Private sector. At least seven of our ten nominees have substantial private sector business experience and other nominees have served in private sector capacities that are directly relevant to our businesses.

•	Public companies. At least six of our nominees have experience as officers of public companies, including several who have served as CEOs of companies in satellite communications, aerospace and defense.

•	Domain experience in relevant markets. The slate we’ve nominated also has nominees with long experience at very senior levels of authority in aviation, satellite tracking, national security and defense, all of which are directly applicable and extremely valuable to our businesses.

•	Domain knowledge in relevant technologies. Our director nominees also have exceptional domain knowledge in relevant technologies, including individuals with backgrounds such as a Managing Director of Technology and Flight Test at United Airlines, an integral member of NASA’s space program, and the co-inventor of the Global Positioning System.

Further, our commitment to strong corporate governance is demonstrated by the following:

•	Our full Board of Directors is elected annually by shareholders

•	Our slate includes nine independent directors and one executive director

•	And, having listened to you — our shareholders — we eliminated the Independent Director Provision of our shareholder rights plan

MMI DOESN’T JUST SEEK REPRESENTATION ON THE BOARD —
THEY SEEK OUTSIZED INFLUENCE ON THE BOARD

MMI has nominated four new directors characterized as “independent.” However, one of these nominees is a partner and employee of MMI, and MMI paid the three other nominees a fee of $50,000 each to run on MMI’s behalf. In addition, one of these three other nominees appears to serve on the board of MMI itself and has on other occasions been a nominee at the behest of MMI, as MMI has attempted to obtain representation on the boards of other companies. MMI’s directors can reasonably be expected to fully support MMI’s short-term agenda, regardless of the merits of the Company’s strategic plans.

MMI has targeted four of EMS’s highly distinguished Directors for removal from EMS’s Board, including the Chairman of the Board. MMI has also targeted the Chairmen and experienced members of the board’s principal committees — Audit, Governance and Compensation. We believe this clearly indicates MMI is pursuing a “decapitation strategy” — attempting to remove several of the leaders on the Board in order to achieve outsized influence for their own nominees. Furthermore, the EMS nominees targeted by MMI have the public company and business, financial and industry experience that MMI has previously stated is needed on the EMS board. The nominees they have targeted are:

•	John B. Mowell (Non-Executive Chairman and Chairman of Governance Committee) has extensive knowledge and understanding of EMS’s business operations, and he is a seasoned veteran of the aviation and defense industries. Mr. Mowell was an aviator in the United States Navy, and later served as Chairman and CEO of Reflectone, a publicly-held manufacturer of highly advanced aircraft flight simulators and training systems for commercial and military markets. In recognition of his career in the aviation industry, Mr. Mowell was recently awarded an Honorary Doctorate degree in Aviation from Rocky Mountain College in Montana. A graduate of the Wharton School of Commerce and Finance,

Mr. Mowell also brings 40 years of valuable experience in capital and financial markets, including service as a senior partner and portfolio manager of Carret and Company, a New York City investment management firm, past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida State Teacher’s Retirement Fund, and President of Mowell Financial Group, Inc., a Florida-based investment management firm.

•	Hermann Buerger (Chairman of Audit Committee) brings managerial and leadership skills and financial expertise and experience to the Board of Directors as a result of his career in the banking industry. Mr. Buerger’s experience includes serving as the former CEO of the Americas, Commerzbank, AG (NYSE: CBK), a major global banking operation, and he has served as Audit Committee chairman on the boards of other publicly-traded companies. With a BA in Economics and an MBA in Finance, his expertise includes financial statement and analysis and managing risks in market, credit and liquidity.

•	Bradford W. Parkinson (member Compensation and Governance committees) the co-inventor of the Global Positioning System, offers a unique perspective into practical applications of engineering and technology as a result of his expertise and understanding of Aeronautics and Astronautics and the related engineering technology gained through his service on numerous advisory boards, including the NASA Advisory Council, and his experience as a consultant in the aerospace field. He also sits on the board of another publicly-traded company in the connectivity space, and at one time served as the President and Chief Executive Officer of that company during which period he was instrumental in leading that company back to profitability, resulting in a tripling of its stock price in one year.

•	Norman E. Thagard (Chairman of Compensation Committee) brings to the Board of Directors valuable direct experience with aviation, space flight and associated engineering requirements, as well as leadership skills gained through serving as a NASA astronaut. Through these experiences, he has important insight into the Company’s application of engineering and technology, particularly with respect to aviation and space applications. In addition, Dr. Thagard also brings to the Board expertise with executive compensation and business management concepts from his role as a director and compensation committee chairman of another company. Dr. Thagard has an MBA from the University of Florida.

We believe that a careful review of the backgrounds of the EMS nominees compared to the MMI nominees demonstrates that the EMS nominees have substantially greater experience in the specific business, financial, industry and technical areas needed to effectively assist EMS as it strives to create greater shareholder value. The publicly available information on MMI’s nominees does not show they have experience in EMS’s current technologies or markets, contrary to MMI’s claims (our Governance Committee was denied the opportunity to interview MMI nominees to learn more about their qualifications), and we believe their resumes fall short when compared to the depth of industry and technical expertise brought to the table by the EMS nominees.

MMI IS FOCUSED ON OLD STRATEGY AND PERFORMANCE BECAUSE
IT CANNOT REFUTE THE SUCCESS OF THE CURRENT STRATEGY AND PERFORMANCE

Half of our directors are new to the Board since 2009, and Neil Mackay was named as our new CEO in November 2009. Since November 2009, we have outperformed our peers and the broader market. MMI would have you believe this is not the case. They criticize stock returns over periods that predate the Company’s current board and management team, when the Company, its strategy, and its markets were considerably different. For example, in their presentation of our performance metrics, they exclude LXE, which we see as a critical element of our business strategy going forward, as it is integrated into our GRM division.

Despite clear evidence to the contrary, most likely due to their pre-set and fixed agenda, they refuse to acknowledge the successes we have had and they refuse to understand or acknowledge that we’ve strategically transformed our Company to ensure we are well positioned to take advantage of the opportunities in the rapidly evolving marketplace.

Since November 2009, EMS has outperformed . . .

•	. . . the Nasdaq composite index by 23%
•	. . . the Russell 2000 by 7%
•	. . . the S&P 500 by over 30%
•	. . . the S&P 500 Aerospace & Defense Index (as sourced from FactSet) by 24%

MMI HAS A SHORT-TERM AGENDA THAT WE BELIEVE WOULD SHORT-CHANGE
OUR OTHER SHAREHOLDERS

EMS has taken several value-creating steps over the past 17 months since naming Neil Mackay as CEO. MMI’s claims that our corporate strategy and structure and our long-term growth targets are unachievable ignore what we’ve accomplished and what that means for us as we move forward. For example:

•	Realignment. We’ve simplified our corporate structure and realigned our business units in order to increase efficiency, improve productivity, and build on our strong execution of operational improvements.

•	Record-setting results. In the fourth quarter 2010, we reported records on several fronts. Sales of $98 million, Adjusted EBITDA of $12.2 million and operating cash flow from continuing operations of $17.4 million were all the highest ever reported in EMS’s history.

•	Momentum driving expectations. Our expectations for 2011 and our five-year CAGR targets of 13-17% in revenue and 15-20% in Adjusted EBITDA reflect the benefits of the changes we are pursuing today, and show growing momentum through 2012 and beyond as new products come on line.

EMS WELCOMES ALL SHAREHOLDER INPUT

Contrary to MMI’s assertions that we have refused to engage with them, we have in fact spoken with them several times both before and after their initial letter. Most recently, in the interest of good corporate governance, we invited three of MMI’s director nominees to meet with our Governance Committee, which is an initial step in our standard director candidate review process. However, MMI declined on behalf of its nominees, further reinforcing our concern that MMI’s nominees, who are either employed by or affiliated with MMI or who are receiving compensation in the amount of $50,000 from MMI to stand as their nominees, are not prepared to act independently of MMI in considering the best interests of all EMS shareholders.

EMS’S TRANSFORMATION IS TAKING HOLD;
ENSURE THE MOMENTUM CONTINUES — ELECT EMS’S DIRECTORS

EMS’s transformation is underscored by:

•	Our strong technology and R&D efforts

•	Our increasingly competitive market position

•	An improving economic environment for our products and services and a growing need for in-transit visibility

•	A vision to succeed — as demonstrated by our nominees, unlike MMI’s nominees

Our mission is to deliver value to our shareholders and our Board of Directors takes that duty extremely seriously. Contrary to allegations made by MMI, our Board is familiar with the M&A landscape and opportunities in our industry generally, and it regularly reviews EMS’s strategic position and evaluates alternatives available to the Company. Selling the Company — as MMI has repeatedly demanded publicly — would jeopardize relationships with our largest customers, significantly detracting from our valuation. Based on our confidence in our management’s ability to execute our strategic plan — coupled with our serious analysis and consideration of strategic alternatives, conducted with assistance from our financial and legal advisors — we continue to firmly believe that successful execution of EMS’s strategic plan can create significantly more value than MMI’s quick sale agenda.

Protect your investment — don’t put MMI and its nominees in a position to derail our progress

WE URGE YOU TO SIGN AND RETURN THE WHITE PROXY CARD TODAY!
SUPPORT EMS’S EXPERIENCED BOARD NOMINEES

We believe the choice is clear. EMS’s shareholders deserve directors who are committed to building value for all EMS shareholders. We strongly urge you to discard any gold proxy cards you may receive and support your Board of Directors by voting “FOR” all of the Company’s directors on the enclosed WHITE proxy card today.

To vote “FOR” EMS’s nominees, shareholders should sign, date and return the WHITE proxy card today or vote via telephone or internet by following the instructions indicated on the WHITE proxy card.

Georgeson, Inc. is acting as EMS’s proxy solicitor. If you need any assistance or have any questions regarding how to vote, please call our proxy solicitor, Georgeson, Inc. at (800) 561-2871.

We sincerely appreciate the positive feedback we have received from shareholders, and thank you for your continued support.

Very truly yours,

Jack Mowell Chairman of the Board	Neil Mackay Chief Executive Officer

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 561-2871

Important Information

EMS Technologies, Inc. (the “Company”) filed a definitive Proxy Statement for the 2011 Annual Meeting of Shareholders with the Securities and Exchange Commission (the “SEC”) on March 23, 2011. Shareholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they contain important information. The definitive Proxy Statement and other documents filed with the SEC concerning the Company are available free of charge at the Company’s website (www.emst.com) under the heading “Investor Relations”, at the SEC’s website (www.sec.gov), or by contacting the Company at (770) 729-6512.

The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the definitive Proxy Statement filed with the SEC on March 23, 2011.

Forward-Looking Statements

Statements contained in this letter regarding the Company’s expectations for its financial results for 2011 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to, risk factors include in our Annual Report on Form 10-K for the year ended December 31, 2010. Undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the Company’s management undertakes no obligation to update publicly any of them in light of new information or future events.

Non-GAAP Financial Measures and Third Party Data

This letter contains information regarding our earnings before interest expense, income taxes, depreciation and amortization and stock-based compensation and excluding impairment loss related charges and acquisition-related items (“Adjusted EBITDA”). The Company believes that the non-GAAP financial measures included herein provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of nonoperating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Following is a reconciliation of net earnings to Adjusted EBITDA for the three months and year ended December 31, 2010 (in millions — unaudited):

Three Months Ended December 31, 2010
Net earnings	$6.1
Income tax expense	—

Earnings before income taxes	6.1
Interest expense	0.4
Depreciation and amortization	5.1
Stock-based compensation	0.6

Adjusted EBITDA	$12.2

Year Ended December 31, 2010
Net earnings	$14.1
Income tax expense	1.8

Earnings before income taxes	15.9
Interest expense	1.9
Depreciation and amortization	19.5
Impairment loss on goodwill and related charges	0.4
Stock-based compensation	2.0
Acquisition-related items	0.6

Adjusted EBITDA	$40.3

We have not provided a quantitative reconciliation of projected Adjusted EBITDA. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

This letter also includes financial information provided by FactSet, a company that combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. In particular, we have included performance information for the Standard and Poor’s Aerospace and Defense Index, consisting of the following Aerospace and Defense companies (shown by ticker symbol): UTX, BA, HON, GD, LMT, PCP, NOC, RTN, GR, ITT, COL and LLL.